Exhibit 99.(28)(h)(1)

AMENDED AND RESTATED

ADMINISTRATION CONTRACT

Contract made as of April 30, 2006, as amended and restated as of September 2, 2021, between SMA RELATIONSHIP TRUST, a Delaware statutory trust (“Trust”), and UBS ASSET MANAGEMENT (AMERICAS) INC. (“UBS AM”), a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and currently has multiple distinct series of shares of beneficial interest, which correspond to distinct portfolios and have been designated as the funds listed on Exhibit A, as it may be amended from time to time (each a “Fund” and, collectively, “Funds”); and

WHEREAS, the Trust desires to retain UBS AM as administrator to furnish certain administrative services to the Trust with respect to the Funds, and UBS AM is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.     Appointment. The Trust hereby appoints UBS AM as administrator of the Trust and each Fund for the period and on the terms set forth in this Contract. UBS AM accepts such appointment and agrees to render the services herein set forth.

2.     Duties as Administrator. UBS AM shall furnish, at its own expense, the executive, supervisory and clerical personnel necessary in order to administer the affairs of the Trust and each Fund subject to the supervision of the Trust’s Board of Trustees (“Board”). In carrying out the terms of this Contract, UBS AM shall:

(a)            provide office space, equipment and facilities (which may include UBS AM’s or its affiliates) for maintaining the Trust’s organization, for meetings of the Trust’s Board and shareholders, and for performing administrative services hereunder;

(b)            supervise and manage all aspects of the Funds’ operations (other than investment advisory activities), assist in the selection of and supervise relations with, and monitor the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary and desirable by the Board, including any third-party data providers engaged to assist in performing administrative services hereunder;

(c)            provide certain internal clerical and legal services, and stationery and office supplies;

(d)            provide accounting services, including:

1)            determining and arranging for the publication of the net asset value of each Fund;

2)            preparing financial information for presentation to the Trust’s Board;

3)            preparing and monitoring the Trust’s annual expense budget, and establishing daily accruals;

4)            calculating contractual expenses and coordinating payment of Fund expenses;

5)            calculating periodic dividend rates to be declared in accordance with guidelines and supervising the Trust’s transfer agent with respect to the payment of dividends and other distributions to shareholders;

6)            providing calculations of total return (and, if applicable, yield) information as described in the current prospectuses and statements of additional information;

7)            coordinating audit packages for use by independent public accountants;

8)            responding to regulatory audits;

(e)            prepare and maintain disclosure controls and procedures with respect to, among other matters, internal controls over financial reporting, including, without limitation, obtaining such vendor/third-party service provider sub-certifications and other diligence as deemed required or appropriate in accordance with and pursuant to the Sarbanes-Oxley Act of 2002, as amended;

(f)            in conjunction with UBS Asset Management (US) Inc., registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (“1934 Act”), and the Trust’s distributor (“UBS AM – US”), design, implement and oversee the Trust’s Anti-Money Laundering Program;

(g)            in conjunction with UBS AM – US, design, implement and oversee the Trust’s program to deter market-timers and other transaction activity that may result in material dilution or other unfair results to existing shareholders;

(h)            assist with liquidity management of the Funds, and, to the extent approved by the Board, serve as administrator for the Trust’s Liquidity Risk Management Program (“LRMP”) under SEC Rule 22e-4 and perform functions as provided in the LRMP;

(i)             provide non-investment related statistical and research data and such other reports, evaluations and information as the Funds may request from time to time;

(j)             monitor each Fund’s compliance with the current registration statement, the 1940 Act, the Internal Revenue Code and other applicable laws and regulations;

(k)            prepare, to the extent requested by the Trust, and coordinate with Trust’s counsel, prospectuses, statements of additional information, registration statements, proxy statements and annual and semi-annual reports to shareholders;

(l)             arrange for the printing and mailing of an annual list of shareholders, proxy statements and other reports or other materials provided to the Funds’ shareholders, to the extent required by applicable law or otherwise directed by the Board;

(m)           supervise and facilitate the solicitation of proxies solicited by the Trust for all shareholder meetings, including the tabulation process for shareholder meetings;

(n)            support outside auditors in preparing and filing all the Funds’ federal and state tax returns and required tax filings;

(o)            prepare, or supervise the preparation of, periodic reports to and filings with the Securities and Exchange Commission (the “SEC”) and state Blue Sky authorities with the advice of the Funds’ counsel;

(p)            maintain the Trust’s existence, and during such times as the shares of the Funds are publicly offered, maintain the registration and qualification of the Funds’ shares under federal and state law;

(q)            coordinate the Trust’s board meeting schedule, initiate the agenda and coordinate production of board meeting materials;

(r)             provide individuals acceptable to the Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by the Trustees;

(s)            keep and maintain the financial accounts and records of the Funds;

(t)            analyze and propose changes to shareholder services designed to enhance the value or convenience of the Funds as an investment vehicle;

(u)            obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust’s Board of Trustees;

(v)            provide the Board on a regular basis with reports and analyses of each Fund’s operations and the operations of comparable investment companies; and

(w)           take any other actions which appear to UBS AM and the Board necessary to carry into effect the purposes of this Contract.

To the extent UBS AM engages a third-party data service to assist with the calculation of total return (and, if applicable, yield) information as described in the current prospectus(es) and statement(s) of additional information, UBS AM shall supervise and oversee such third party and review the accuracy of such calculations.

3.     Further Duties. In all matters relating to the performance of this Contract, UBS AM will act in conformity with the Agreement and Declaration of Trust, By-Laws, and registration statement of the Trust and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations.

4.     Delegation of UBS AM’s Duties as Administrator. With respect to any or all Funds, UBS AM may enter into one or more contracts (“Sub-Administration Contract”) with one or more sub-administrators in which UBS AM delegates to such sub-administrator(s) any or all of its duties specified in Paragraph 2 of this Contract, provided that each Sub-Administration Contract imposes on the sub-administrator bound thereby all the corresponding duties and conditions to which UBS AM is subject by Paragraph 2 of this Contract and all the duties and conditions of Paragraph 3 of this Contract.

5.     Services Not Exclusive. The services furnished by UBS AM hereunder are not to be deemed exclusive and UBS AM shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby or unless otherwise agreed to by the parties hereunder in writing. Nothing in this Contract shall limit or restrict the right of any director, officer or employee of UBS AM, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6.     Compensation. UBS AM shall not receive a fee for the services to be rendered under this Contract.

7.     Limitation of Liability of UBS AM. UBS AM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund, the Trust or any of its shareholders, in connection with the matters to which this Contract relates, except to the extent that such a loss results from negligence, willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Contract. Any person, even though also an officer, director, employee, or agent of UBS AM, who may be or become an officer, Trustee, employee or agent of the Trust shall be deemed, when rendering services to any Fund or the Trust or acting with respect to any business of such Fund or the Trust, to be rendering such services to or acting solely for the Fund or the Trust and not as an officer, director, employee, or agent or one under the control or direction of UBS AM even though paid by it.

8.     Limitation of Liability of the Trustees and Shareholders of the Trust. No Trustee, shareholder, officer, employee or agent of any Fund shall be liable for any obligations of any Fund or the Trust under this Contract, and UBS AM agrees that, in asserting any rights or claims under this Contract, it shall look only to the assets and property of the Trust in settlement of such right or claim, and not to any Trustee, shareholder, officer, employee or agent. Moreover, this Contract shall be deemed to create a separate agreement with the Trust acting on behalf of its respective series listed on Exhibit A hereto, as though the Trust had separately executed an identical agreement for all of its respective series. For each reference in this Agreement to Trust shall be deemed a reference solely to the particular series to which the provision relates. In no circumstances shall the rights, obligations or remedies with respect to a particular series constitute a right, obligation or remedy applicable to any other series.

9.     Confidentiality. UBS AM shall have the right to use any list of shareholders of the Fund or any other list of investors which it obtains in connection with its provision of services under this Contract; provided, however, that UBS AM shall not sell or knowingly provide such list or lists to any unaffiliated person. UBS AM agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and the Funds and its prior, present or potential shareholders. In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1–248.30) (“Reg S-P”), UBS AM will not directly, or indirectly through an affiliate, disclose any non-public personal information, as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with UBS AM and provided that any such information disclosed to an affiliate of UBS AM shall be under the same limitations of non-disclosure.

10.   Equipment Failures. In the event of equipment failures beyond UBS AM’s control, UBS AM shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. UBS AM shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

11.   Certain Records. UBS AM shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by UBS AM on behalf of the Trust shall be prepared and maintained at the expense of UBS AM, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

In case of any request or demand for the inspection of such records by another party, UBS AM shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that UBS AM may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify UBS AM against such liability.

12.   Termination. This Contract shall become effective upon the date hereinabove written and may be terminated at any time, with respect to any Fund without the payment of any penalty, by vote of the Board or by vote of a majority of a Fund’s outstanding voting securities or on sixty days’ written notice to UBS AM or by UBS AM at any time, without the payment of any penalty, on sixty days’ written notice to the Trust. Termination of this Contract with respect to any given Fund shall in no way affect the continued validity of this Contract or the performance thereunder with respect to any other Fund.

13.   Amendment of this Contract. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

14.   Governing Law. This Contract shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that Section 8 above will be construed in accordance with the laws of the State of Delaware. To the extent that the applicable laws of the State of New York or the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

15.   Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Contract, the terms “interested person,” “investment adviser,” “majority of outstanding voting securities” and “prospectus,” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this contract is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

UBS ASSET MANAGEMENT (AMERICAS) INC.		UBS ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ Joanne Kilkeary	By:	/s/ Igor Lasun
Name:	Joanne Kilkeary	Name:	Igor Lasun

Title:	Executive Director	Title:	Managing Director

SMA RELATIONSHIP TRUST		SMA RELATIONSHIP TRUST

By:	/s/ Keith A. Weller	By:	/s/ Eric Sanders

Name:	Keith A. Weller	Name:	Eric Sanders
Title:	Vice President & Secretary	Title:	Vice President & Assistant Secretary

Dated as of September 2, 2021

EXHIBIT A

to the Administration Contract dated April 30, 2006, as amended and restated September 2, 2021, between UBS Asset Management (Americas) Inc. and SMA Relationship Trust

1.	Series M